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                                 ADVISORY AGREEMENT

     Agreement, made this 31st day of May, 1987 between Lincoln National Putnam Master Fund, Inc., a Maryland corporation (the "Fund"), and Lincoln National Investment Management Company (the "Adviser"),

     WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to retain the Adviser to render investment advisory and administrative services to the Fund, and the Adviser is willing to render such services;

     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF ADVISER. The Fund hereby appoints the Adviser to act as investment adviser to the Fund and to administer its corporate affairs, subject to the supervision of the Board of Directors of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. INVESTMENT ADVISORY DUTIES. Subject to the supervision of the Board of Directors of the Fund, the Adviser shall manage the investment operations of the Fund, subject to the following:

     (a) the Adviser shall provide supervision of the Fund's investments, furnish a continuous investment program for the Fund's portfolio, determine from time to time what securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

     (b) the Adviser shall use the same skill and care in the management of the Fund's portfolio as it uses in the management of other accounts for which it has investment responsibility;

     (c) the Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation, By-laws and Prospectus of the Fund and with the instructions and directions of the Board of Directors of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

     (d) the Adviser shall determine the securities to be purchased or sold by the Fund and will place orders pursuant to its determinations either directly with the issuer or with any
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     broker and/or dealer who specializes in the securities in which the Fund is active, but shall in no event place such orders with any affiliated person of the Adviser; in placing orders with brokers and/or dealers, the Adviser shall attempt to obtain the best price and the most favorable execution of its orders, subject to such other considerations as may be set forth in the then most recent Prospectus of the Fund;

     (e) the Adviser shall maintain books and records with respect to the Fund's securities transactions and shall render to the Fund's Board of directors such periodic and special reports as the Fund's Board of Directors may reasonably request; and

     (f) the investment advisory services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others; it is understood that the persons employed by the Adviser to assist in the performance of its duties under this Agreement will not necessarily devote their full time to such activity.

     The Adviser may contract with other entities to assist it in rendering services described herein; provided, however, that the Adviser will continue to be contractually bound with respect to the performance of its duties and obligations as set forth herein.

     3. ADMINISTRATIVE FUNCTIONS. The Adviser will administer the Fund's corporate affairs, subject to the overall supervision of the Board of Directors of the Fund and, in connection therewith, shall furnish the Fund with office space and all necessary office facilities, equipment and personnel, and shall provide all necessary executive and other personnel (including certain of its officers and employees) for managing the investments and affairs of the Fund.

     In connection with its administration of the affairs of the Fund, the Adviser will bear all of the following expenses:

     (i) the salaries and expenses of all personnel, except the fees and expenses of directors who are not "interested persons" of the Fund, as that term is defined in the 1940 Act;

     (ii) all expenses incurred by the Adviser in connection with administering the Fund's business other than those assumed by the Fund herein; and

     (iii) the organizational expenses of the Fund.

     The Fund assumes and will pay the following expenses:

     (a)  the fee of the Adviser;


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     (b)  the compensation and expenses of directors who are not "interested persons" of the Fund;

     (c) the fees and expenses of the custodian of the Fund's assets and of the transfer and dividend-disbursing agent;

     (d)  the fees and expenses of independent accountants for the Fund;

     (e) brokerage commissions and securities transaction costs incurred by the Fund, including any portion of such commissions attributable to research and brokerage services as defined by Section 28(e) of the Securities Exchange Act of 1934, as amended;

     (f) all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies;

     (g)  the fees of any trade association of which the Fund may be a member;

     (h)  the cost of stock certificates representing shares of the Fund;

     (i) the fees and expenses involved in registering and maintaining registrations of the Fund and its shares with the Securities and Exchange Commission (the "Commission"), and qualifying its shares under state securities laws, including the preparation and printing of the Fund's registration statements and prospectuses;

     (j) expenses of stockholders' and directors' meetings and of preparing and printing proxy material and mailing reports to stockholders;

     (k) the charges and expenses of outside legal counsel for the Fund, including legal services rendered in connection with the Fund's corporate existence, corporate and financial structure and relations with its stockholders, registrations and qualification of securities and litigation;

     (l) expenses of any extraordinary nature (including litigation and indemnification expenses) which are not incurred in the ordinary course of the Fund's business.

     4. BOOKS AND RECORDS. The Adviser shall keep the Fund's books and records required to be maintained by it pursuant to paragraph 2 hereof. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to


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preserve for the periods prescribed by Rule 31a-2 of the Commission under the
1940 Act any such records as are required to maintained by Rule 31a-1 of the Commission under the 1940 Act.

     5. COMPENSATION. The Fund shall pay the Adviser, as full compensation for all services rendered and all facilities and personnel furnished hereunder, a monthly fee at the annual rate of .75 of 1% of the first $200,000,000 of average daily net asset value of the Fund during the fiscal year, .70 of 1% of the next $200,000,000 of average daily net asset value of the Fund and .68 of 1% of the average daily net asset value of the Fund in excess of $400,000,000, computed in the manner used for the determination of the offering price of shares of the Fund. The fee for each month shall be payable to the Adviser not later than the tenth day of the following month.

     6. REIMBURSEMENT OF EXPENSES. If, in any fiscal year, the total of the Fund's expenses (including the fee payable pursuant to paragraph 5 hereof, but excluding taxes, interest, brokerage commissions relating to the purchase or sale of portfolio securities and extraordinary non-recurring expenses) exceeds the limits set by applicable regulations of state securities commissions, the Adviser will pay such excess by offsetting it against the advisory fee or, if such offset is insufficient to cover the excess, by paying it directly to the Fund. For purposes of this paragraph, the term "fiscal year" shall include the portion of any fiscal year which shall have elapsed at the date of termination of the Agreement.

     7. LIMITATION OF LIABILITY. The Adviser shall not be liable for any error of judgment or mistake of law or fact or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

     8. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall continue in effect for a period of more than two years from the date of its execution, if such continuance is approved by a majority of the outstanding voting securities of the Fund at the first annual or special meeting of the stockholders of the Fund, and, if approved by a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), thereafter shall continue automatically for periods of one calendar year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting


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securities or by the Fund's Board of Directors, and (b) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940
Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Fund or by vote of a majority of the Fund's outstanding voting securities on 60 day's written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

     9. AMENDMENT OF AGREEMENT. This Agreement may be amended by mutual consent, but the consent of the Fund must be authorized or approved (a) by a vote of a majority of those members of the Board of Directors of the Fund who are not "interested persons" of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the Fund's outstanding voting securities; provided, however, that compliance with subparagraph (b) of this paragraph 9 shall not be required to amend this Agreement so as to reduce the Adviser's compensation from that set forth in paragraph 5 hereof.


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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                              LINCOLN NATIONAL PUTNAM
                              MASTER FUND, INC.

(CORPORATION SEAL)

                              By
                                  -------------------------------------------
                                   President

ATTEST:


----------------------------

                              LINCOLN NATIONAL INVESTMENT
                              MANAGEMENT COMPANY
(CORPORATE SEAL)

                              By
                                  --------------------------------------------
                                   President

ATTEST:


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